STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

October 8, 2013

Job Number: C20131007-1171
Reference Number: 00004057657-64
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130655675-10	Amendment	2 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20131007-1171
You may verify this certificate
online at **http://www.nvsos.gov/**

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20130655675-10
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/04/2013 12:45 PM
	Entity Number C20927-2000

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HEALTHIENT, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article One
Name

The name of the corporation is:
SNACKHEALTHY, INC.

Article Four
Capital Stock
continued on Exhibit A herein attached

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.04%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

NUMBER OF PAGES ATTACHED 2

Exhibit A

ARTICLE FOUR
CAPITAL STOCK

The amount of the total authorized capital stock of this corporation is $225,000 as 200,000,000 shares of common stock and 25,000,000 shares of preferred stock each with a par value of $0.001. Such shares are non-assessable.
Effective on or about October 4, 2013, the shares of common stock shall be reconstituted such that one (1) new share of common stock shall be issued in exchange for each one hundred (100) outstanding shares of common stock.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

(e) Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;